EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Randy Burchfield
(662)620-4302
JAMES E. “JIM” CAMPBELL III ELECTED TO
GENERAL ADMINISTRATIVE BOARD OF DIRECTORS
OF BANCORPSOUTH INC.
TUPELO, Miss. — April 25, 2008 — James E. “Jim” Campbell III of Jackson, Tennessee, has been elected to the general administrative board of directors of BancorpSouth Inc., an eight-state financial holding company headquartered in Tupelo, Mississippi. Campbell will continue to serve on the board of directors of BancorpSouth Bank, a position he has held since 1992.
BancorpSouth Chairman and CEO Aubrey B. Patterson said, “BancorpSouth is extremely proud to have such a respected business and community leader join BancorpSouth’s administrative board of directors. Jim Campbell has been a part of the BancorpSouth family through his service on the BancorpSouth Bank Board for a number of years. We are pleased that he will now be providing leadership and counsel to the BancorpSouth Inc. administrative board.”
Campbell is president and COO of H&M Company Inc., headquartered in Jackson, Tennessee. He earned a Bachelor of Science degree in financial management from the University of Tennessee in 1972, an M.A. in international relations from the University of Hawaii in 1975 and obtained his MBA degree from Pepperdine University in 1979. He served seven years active duty in the U.S. Army, 1972-1979.
Campbell is a member of the board of directors of BancorpSouth Bank; a member of the Board of Trustees, University School of Jackson; chairman of the Endorsement Committee, First Presbyterian Church, Jackson; co-chairman of the Madison County Relay for Life;

past chairman, Jackson, Industrial Development Board; past member, board of directors for the YMCA, Boy Scouts of America and Jackson Area Chamber of Commerce. His wife Mona and he are members of First Presbyterian Church.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.2 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth bank also operates an insurance location in Illinois.